FOR IMMEDIATE RELEASE	June 1, 2017

	Contact:	Nelli Madden
732-577-9997

UMH PROPERTIES, INC. ANNOUNCES NEW MORTGAGE LOAN

FREEHOLD, NJ, June 1, 2017........ UMH Properties, Inc. (NYSE: UMH) today announced that it has successfully completed the refinancing of its Highland Estates community through Wells Fargo Bank, N. A. for total proceeds of $16.8 million. This Federal Home Loan Mortgage Corporation (Freddie Mac) mortgage loan has a 10-year maturity with principal repayments based on a 30-year amortization schedule. Interest on this mortgage is at 4.12%. Proceeds from this mortgage were primarily used to repay the existing 6.175% mortgage, which had a balance of approximately $9 million.

Anna T. Chew, Vice President and Chief Financial Officer commented, “We are very pleased with our relationships with Wells Fargo Bank and Freddie Mac. We appreciate their continued support. This new loan demonstrates the increasing value of our communities and the financial flexibility of our company, allowing us to further execute our long-term growth strategy.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 107 manufactured home communities with approximately 19,400 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Michigan and Maryland. In addition, the Company owns a portfolio of REIT securities.

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